EXHIBIT 99.1

Contacts:

David Havlek

salesforce.com

Investor Relations

415-536-2171

dhavlek@salesforce.com

Bruce Francis

salesforce.com

Public Relations

415-536-6972

bfrancis@salesforce.com

Salesforce.com Announces Planned Retirement of Chief Financial Officer Steve

Cakebread as of December 31, 2006

Led on-demand business services pioneer to successful IPO

Grew revenue from $22 million per year to company’s first $100 million quarter

SAN FRANCISCO — June 2, 2006 – Salesforce.com, Inc. [NYSE: CRM], the market and technology leader in on-demand business services, today announced the planned retirement of Steve Cakebread, Executive Vice President and Chief Financial Officer. Cakebread plans to stay with the company through the end of the calendar year and will work closely with CEO Marc Benioff and the Board of Directors in the search for his successor and through the transition period.

“Steve Cakebread has made an enormous contribution to the success of our company and, most important, that of our customers,” said Marc Benioff, Chairman and CEO, salesforce.com. “Salesforce.com would not be the company that it is today without the team, values, and processes that Steve has put into place, and his personal leadership throughout our rapid growth. Steve will be an integral part of the transition occurring this year, including as a member of the search committee, whose activities are commencing as of today.”

Steve Cakebread joined salesforce.com in May 2002, and guided the company through a period of rapid expansion and a successful IPO. Cakebread came to salesforce.com from Autodesk, where he had served as senior vice president and chief financial officer and was responsible for all of the Autodesk’s accounting and corporate finance functions. He also ran strategic information technology systems and business development for Autodesk. Prior to joining Autodesk, Cakebread was vice president of finance for Silicon Graphics World Trade, for which he managed accounting and finance, information systems, sales, and service administration. He also held many key positions at Hewlett Packard, where he had gained experience in global finance for high technology.

“Working with Marc and the management team at salesforce.com has been a terrific experience. I’ve been able to achieve many lifelong goals in my four years at salesforce.com, particularly taking the company through a successful IPO on the New York Stock Exchange,” said Cakebread. “When I started with salesforce.com, the company had less than $25 million in annual revenue. We just recorded our first $100 million quarter. I am incredibly proud of the work my team has done in managing salesforce.com’s spectacular growth. We have accomplished this at a time when all publicly-traded corporations are focused on complying with new Sarbanes-Oxley regulations, which makes the achievement all the more remarkable.”

Cakebread will be a part of the search committee in selecting a new chief financial officer. The search committee will be led by Audit Committee chair Larry Tomlinson and will include Cakebread, Benioff, and board members Sanford Robertson and Craig Conway. Additionally, salesforce.com has retained Barry Obrand of the firm of Russell Reynolds Associates to conduct the search.

“Steve’s combination of financial discipline, world class management skills, and on-demand business acumen has been an enormous asset to salesforce.com,” said Tomlinson. “I look forward to working with Steve, Marc, and the rest of the committee as we search for his replacement.”

About salesforce.com

Salesforce.com is the market and technology leader in on-demand business services. The company’s Salesforce suite of on-demand applications enables customers to manage and share all of their sales, support, marketing and partner information on-demand. AppExchange, salesforce.com’s on-demand platform, allows customers and partners to build powerful new applications quickly and easily, customize and integrate the Salesforce suite to meet their unique business needs, and distribute and sell on-demand apps at www.appexchange.com. Customers can also take advantage of Successforce, salesforce.com’s world-class training, support, consulting and best practices offerings.

As of April 30, 2006, salesforce.com manages customer information for approximately 22,700 customers and approximately 444,000 paying subscribers including Advanced Micro Devices (AMD), America Online (AOL), Avis/Budget Rent A Car (Cendant Rental Car Group), Dow Jones Newswires, Nokia, Polycom and SunTrust. Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

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Salesforce.com is a registered trademark of, and AppExchange, Successforce and The Business Web are trademarks of salesforce.com, Inc., San Francisco, California. Other names used may be trademarks of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding salesforce.com’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.